Goldman, Sachs & Co.
                        85 Broad Street
                   New York, New York  10004

                     Salomon Brothers Inc
                     7 World Trade Center
                   New York, New York  10048

                          PACIFICORP

                   Tender of All Outstanding
       $1.98 No Par Serial Preferred Stock, Series 1992
                        In Exchange for
        ___% Quarterly Income Debt Securities (QUIDSSM)
     (Junior Subordinated Deferrable Interest Debentures,
                      Series A, due 2025)


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THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00
P.M., NEW YORK CITY TIME, ON MAY __, 1995, UNLESS THE EXCHANGE
OFFER IS EXTENDED (THE "EXPIRATION DATE").
- ---------------------------------------------------------------


To Brokers, Dealers, Commercial
  Banks, Trust Companies and
  Other Nominees:

     In our capacity as Dealer Managers, we are enclosing the material listed below relating to the offer by PacifiCorp, an Oregon corporation (the "Company"), to exchange up to $125,000,000 aggregate principal amount of its __% Junior Subordinated Deferrable Interest Debentures, Series A, due 2025 (the "Debentures") for up to all shares of its outstanding $1.98 No Par Serial Preferred Stock, Series 1992 (the "Series 1992 Preferred Stock"), upon the terms and subject to the conditions set forth in the Prospectus, dated April __, 1995 (the "Prospectus"), of the Company and in the related Letter of Transmittal (which together constitute the "Exchange Offer"). Exchanges will be effected on the basis of $25 principal amount of Debentures (the minimum permitted denomination) for each share of Series 1992 Preferred Stock (liquidation preference $25 per share) validly tendered and accepted for exchange in the Exchange Offer.

     The Company has expressly reserved the right to amend or modify the terms of the Exchange Offer in any manner and to withdraw or terminate the Exchange Offer, at any time for any reason, including (without limitation) if fewer than 1,000,000 shares of Series 1992 Preferred Stock are tendered (which condition may be waived by the Company).

     We are asking you to contact your clients for whom you hold Series 1992 Preferred Stock registered in your name (or in the name of your nominee) or who hold Series 1992 Preferred Stock registered in their own names. Please bring the Exchange
Offer to their attention as promptly as possible.

     The Company will pay a solicitation fee of $0.50 per share of Series 1992 Preferred Stock for any Series 1992 Preferred Stock tendered and accepted for exchange pursuant to the Exchange Offer covered by a Letter of Transmittal that designates, as having solicited and obtained such tender, the name of any of the following persons: (i) any broker or dealer in securities, including either of the Dealer Managers in its capacity as a broker or dealer, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer").

     No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a tendering holder (other than itself). Soliciting Dealers are not entitled to receive solicitation fees for any Series 1992 Preferred Stock tendered for their own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Dealer Managers or the Information Agent for purposes of the Exchange Offer.

     The Company will also, upon request, reimburse Soliciting Dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Exchange Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Series 1992 Preferred Stock pursuant to the Exchange Offer, subject to Instruction 4 of the Letter of Transmittal.

     For your information and for forwarding to your clients, we are enclosing the following documents:

     1.  The Prospectus.

     2. The Letter of Transmittal for your use and for the information of your clients.

     3.  Exchange Offer questions and answers.

     4. A letter to shareholders of the Company from the President and Chief Executive Officer of the Company.

     5. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Series 1992 Preferred Stock and all other required documents cannot be delivered to the Exchange
Agent by the Expiration Date.

     6. A letter which may be sent to your clients for whose accounts you hold Series 1992 Preferred Stock registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Exchange Offer.

     7.  Guidelines of the Internal Revenue Service for
Certification of Taxpayer Identification Number on Substitute
Form W-9, providing information relating to backup federal income tax withholding.

     8. A return envelope addressed to The Bank of New York, the Exchange Agent.

     We urge you to contact your clients as promptly as possible. Please note that the Exchange Offer and any withdrawal rights expire at 5:00 P.M., New York City time, on May __, 1995, unless the Exchange Offer is extended.

     Neither the Company nor its Board of Directors makes any recommendation to any shareholder as to whether or not to tender for exchange all or any Series 1992 Preferred Stock. Shareholders must make their own decision as to whether to tender Series 1992 Preferred Stock and, if so, how many shares of Series 1992 Preferred Stock to tender.

     Any questions, requests for assistance or additional copies of the enclosed materials may be directed to Georgeson & Company Inc., the Information Agent, at 1-800-223-2064, or to us, as Dealer Managers, at the respective addresses and telephone numbers set forth on the back cover of the enclosed Prospectus.

                              Very truly yours,

                              GOLDMAN, SACHS & CO.

                              SALOMON BROTHERS INC


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.